UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 17, 2011

Date of Report (Date of earliest event reported)

Caesars Entertainment Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-10410	62-1411755
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Caesars Palace Drive

Las Vegas, Nevada 89109

(Address of principal executive offices) (Zip Code)

(702) 407-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On May 16, 2010, Caesars Entertainment Corporation (the “Registrant”) reported that its wholly owned subsidiary, Caesars Entertainment Operating Company, Inc. (the “Borrower) received the requisite consents required for the previously announced amendment to the Borrower’s senior secured credit agreement (the “Credit Agreement”) and the Borrower and the Registrant entered into an agreement (the “Amendment Agreement”) to provide for the amendment of the Credit Agreement. Pursuant to the Amendment Agreement, lenders under the Credit Agreement have agreed to (i) extend the maturity of approximately $800 million aggregate principal amount of their B-1, B-2 and B-3 term loans to January 28, 2018 (the “Extended Term Loans”) and (ii) convert approximately $425 million aggregate principal amount of their revolver commitments into Extended Term Loans. The lenders who elected to convert their revolver commitments into Extended Term Loans will have their existing revolver commitments extinguished simultaneously with the making of such Extended Term Loans at closing. The effectiveness of the Amendment Agreement and the extension of the loans thereunder is subject to the reaffirmation of the security under the Credit Agreement and other customary closing conditions.

The Registrant is furnishing the information under Item 7.01 in this Current Report on Form 8-K to comply with Regulation FD. The information in this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, and shall not be deemed to be incorporated by reference into any of the Registrant’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAESARS ENTERTAINMENT CORPORATION

Date: May 17, 2011	By:	/s/ MICHAEL D. COHEN
Michael D. Cohen
Vice President, Associate General Counsel
and Corporate Secretary